EXHIBIT 99


                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                               September 30, 1998

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  Nine Months Ended September 30, 1998 and 1997

                                      INDEX

             FINANCIAL STATEMENTS:

             Condensed Consolidated Balance Sheets                           1
             Condensed Consolidated Statements of Income                     2
             Condensed Consolidated Statements of Cash Flows                 3
             Notes to Condensed Consolidated Financial Statements            4

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining where its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                             September 30,  December 31,
                            ASSETS                               1998           1997
                                                                 ----           ----

Bonds at market value (amortized cost of $1,379,557 and
      $1,192,771)                                             $1,444,329     $1,235,441
Equity investments at market value (cost of $26,692 and
      $20,405)                                                    26,555         20,762
Short-term investments                                            73,943        103,926
                                                              ----------     ----------
     Total investments                                         1,544,827      1,360,129
Cash                                                               4,971         11,235
Deferred acquisition costs                                       186,700        171,098
Prepaid reinsurance premiums                                     202,139        173,123
Reinsurance recoverable on unpaid losses                           1,872         30,618
Receivable for securities sold                                    16,747         20,535
Other assets                                                      98,764         72,901
                                                              ----------     ----------
          TOTAL ASSETS                                        $2,056,020     $1,839,639
                                                              ==========     ==========
             LIABILITIES AND SHAREHOLDER'S EQUITY

Deferred premium revenue                                      $  682,228     $  595,196
Losses and loss adjustment expenses                               61,323         75,417
Deferred federal income taxes                                     61,113         59,867
Ceded reinsurance balances payable                                24,370         11,199
Payable for securities purchased                                  84,356         72,979
Long-term debt                                                    50,000         50,000
Accrued expenses and other liabilities                            94,775         77,121
                                                              ----------     ----------
          TOTAL LIABILITIES                                    1,058,165        941,779
                                                              ----------     ----------
Common stock (500 and 528 shares authorized, issued and
   outstanding; par value of $30,000 and $28,391 per share)       15,000         15,000
Additional paid-in capital                                       614,787        617,870
Accumulated other comprehensive income (net of deferred
   income tax provision of $22,574 and $15,059)                   41,923         27,968
Accumulated earnings                                             326,145        237,022
                                                              ----------     ----------
          TOTAL SHAREHOLDER'S EQUITY                             997,855        897,860
                                                              ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                    $2,056,020     $1,839,639
                                                              ==========     ==========

           See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (Dollars in thousands)

                                                             Nine Months Ended September 30,
                                                             -------------------------------
                                                                    1998           1997
                                                                    ----           ----
REVENUES:
   Net premiums written (net of premiums ceded of
      $66,074 and $50,986)                                        $154,530       $123,590
   Increase in deferred premium revenue                            (57,539)       (44,051)
                                                                  --------       --------
   Premiums earned (net of premiums ceded of
      $37,497 and $28,791)                                          96,991         79,539
   Net investment income                                            55,268         50,226
   Net realized gains                                               16,808          6,329
   Other income                                                        295         10,490
                                                                  --------       --------
                       TOTAL REVENUES                              169,362        146,584
                                                                  --------       --------
EXPENSES:
   Losses and loss adjustment expenses (net of
      reinsurance recoveries of $(6,780) and $2,881)                 3,140          6,687
   Policy acquisition costs                                         25,311         20,714
   Other operating expenses                                         18,566         14,843
                                                                  --------       --------
                       TOTAL EXPENSES                               47,017         42,424
                                                                  --------       --------
INCOME BEFORE INCOME TAXES                                         122,345        104,160
Provision for income taxes                                          33,223         28,890
                                                                  --------       --------
          NET INCOME                                                89,122         75,270
                                                                  --------       --------
Other comprehensive income, net of tax:
   Unrealized gains on securities:
      Unrealized holding gains arising during period                24,880         15,823
      Less: reclassification adjustment for gains included
         in net income                                             (10,925)        (4,114)
                                                                  --------       --------
   Other comprehensive income                                       13,955         11,709
                                                                  --------       --------
      COMPREHENSIVE INCOME                                        $103,077        $86,979
                                                                  ========       ========

           See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                       Nine Months Ended September 30,
                                                       -------------------------------
                                                             1998           1997
                                                             ----           ----
Cash flows from operating activities:

   Premiums received, net                                $   173,581    $   119,152

   Policy acquisition and other operating expenses
     paid, net                                               (68,510)       (36,373)

   Recoverable advances received (paid)                        1,884         (6,242)

   Loss and LAE recovered (paid), net                         10,928         (7,131)

   Net investment income received                             52,042         46,738

   Federal income taxes paid                                 (41,190)       (20,683)

   Other, net                                                  1,701          2,601
                                                         -----------    -----------
          Net cash provided by operating activities          130,436         98,062
                                                         -----------    -----------

Cash flows from investing activities:

   Proceeds from sales of bonds                            1,316,212        787,914

   Purchases of bonds                                     (1,476,892)      (845,072)

   Other                                                                      9,486

   Purchases of property and equipment                          (822)        (2,469)

   Net decrease (increase) in short-term securities           33,302        (87,101)
                                                         -----------    -----------
          Net cash used for investing activities            (128,200)      (137,242)
                                                         -----------    -----------

Cash flows from financing activities:

   Surplus notes                                                             50,000

   Stock repurchase                                           (8,500)       (10,750)
                                                         -----------    -----------
          Net cash provided by (used for) financing
             activities                                       (8,500)        39,250
                                                         -----------    -----------
Net increase (decrease) in cash                               (6,264)            70

Cash at beginning of period                                   11,235          7,517
                                                         -----------    -----------
Cash at end of period                                    $     4,971    $     7,587
                                                         ===========    ===========

See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2. BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at September 30, 1998 and for all periods presented, have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1997 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results of operations for the periods ended September 30, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

3. COMPREHENSIVE INCOME

      The Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires that all components of other comprehensive income be classified by their nature in a financial statement and accumulated balances of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company is disclosing this information in its statements of income. Comprehensive income is defined as the change in shareholders' equity during a period from transactions and other events and circumstances from non-owner sources and includes net income and all changes in shareholders' equity except those from investments by owners and distributions to owners. This statement did not change the current accounting treatment for components of comprehensive income such as changes in unrealized gains or losses on securities available for sale.

4. RECENTLY ISSUED ACCOUNTING STANDARD

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS No. 133). FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The impact of FAS No. 133 on the Company has not yet been determined.

5. SUBSEQUENT EVENT

      On November 3, 1998, the Parent and EXEL Limited closed a transaction to create two new Bermuda-based financial guaranty insurance companies. Each of the new companies has been initially capitalized with approximately $100,000,000. One company, Financial Security Assurance International Ltd. (International), is an indirect subsidiary of the Company and the other company, X.L. Financial Assurance Ltd., is a subsidiary of EXEL Limited. The Parent has a minority interest in the EXEL company, and EXEL has a minority interest in International. In connection with the transaction, the Parent purchased an $80,000,000 convertible surplus note from the Company, and the Company used the proceeds of such note to fund the capitalization of International.


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